Exhibit 10.1

COUSINS PROPERTIES INCORPORATED

2005 Restricted Stock Unit Plan

Restricted Stock Unit Certificate for 2012-2016 Performance Period

This Restricted Stock Unit Certificate evidences the grant by Cousins Properties Incorporated (“CPI”) of an award (“Award”) of restricted stock units (“RSUs”) to the key employee named below (“Key Employee”) pursuant to the Cousins Properties Incorporated (“CPI”) 2005 Restricted Stock Unit Plan (the “Plan”). The number of RSUs actually payable under this Certificate depends on the extent to which CPI attains the performance conditions, described in Section 4 of this Certificate, and whether the key employee satisfies the service vesting condition, described in Section 5 of this Certificate. All of the terms, conditions and definitions set forth in the Plan are incorporated in this Certificate, and this Award is subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in the Certificate) and in this Certificate.

Terms and Conditions

1.	Name of Key Employee: Lawrence L. Gellerstedt, III.

2.	Grant Date. The Grant Date is January 31, 2012.

3.

Target Number of RSUs. Key Employee’s target number of RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit A is 281,532. Key Employee will be paid based on a percentage of the target number (ranging from 0% to 150%) as set forth on Exhibit A.

4.	Performance Conditions.

(a) As of the last day of the period beginning January 1, 2012 and ending December 31, 2014 (the “First Interim Performance Period”), the Committee will determine the extent to which CPI has attained the performance goals set forth on Exhibit A for such First Interim Performance Period with respect to one-third of the RSUs awarded to Key Employee. The resulting number of RSUs determined for such First Interim Performance Period, if any, will be credited to Key Employee’s Account.

(b) As of the last day of the period beginning January 1, 2012 and ending December 31, 2015 (the “Second Interim Performance Period”), the Committee will determine the extent to which CPI has attained the performance goals set forth on Exhibit A for such Second Interim Performance Period with respect to two-thirds of the RSUs awarded to Key Employee. The resulting number of RSUs determined for such Second Interim Performance Period, minus the number of RSUs already credited to Key Employee’s Account pursuant to Section 4(a) (to the extent such difference is a positive number) will be added to Key Employee’s Account.

(c) As of the last day of the period beginning January 1, 2012 and ending December 31, 2016 (the “Performance Period”), the Committee will determine the extent to which CPI has attained the performance goals set forth on Exhibit A for such Performance Period with respect to all of the RSUs awarded to Key Employee. The resulting number of RSUs determined for such Performance Period, minus the number of RSUs already credited to Key Employee’s Account pursuant to Sections 4(a) and (b) (to the extent such difference is a positive number) will be added to Key Employee’s Account.

(d) Upon satisfaction of the service vesting condition set forth in § 5, the RSUs credited to Key Employee’s Account will be fully vested and distributed in accordance with § 7.

5.

Service Vesting Condition and Forfeiture. Except as set forth in § 8 of the Plan if a Change in Control is consummated or as set forth in this § 5, Key Employee will vest in the RSUs credited to Key Employee’s Account only if Key Employee remains continuously employed by CPI until the fifth anniversary of the Grant Date. A transfer between or among CPI or any Subsidiary, Parent or Affiliate of CPI shall not be treated as a termination of employment with CPI. If Key Employee’s employment is terminated for any reason except death before the fifth anniversary of the Grant Date, Key Employee shall automatically forfeit the RSUs in full regardless of whether the performance goals on Exhibit A are met. If Key Employee’s employment terminates due to death, Key Employee will be deemed to have satisfied this service vesting condition with respect to the RSUs credited to Key Employee’s Account at the time of Key Employee’s death, but will not be treated as having satisfied the performance goals set forth on Exhibit A applicable to any period that ends after Key Employee’s death.

6.

Cash Dividends. If Key Employee becomes entitled to a payment for vested RSUs under § 7 and a cash dividend (whether ordinary or extraordinary) has been paid on a share of Stock during the Performance Period, CPI shall pay Key Employee a dividend equivalent payment. The dividend equivalent payment will equal (a) the total amount of cash dividends that would have been paid to Key Employee if the vested RSUs payable under § 7 were actually shares of Stock held by Key Employee during the Performance Period plus (b) any additional cash dividends that would have been payable during the Performance Period if the cash dividends described in § 6(a) were reinvested in Stock for the remainder of the Performance Period. Any amounts payable under this § 6 shall be made at the same time and in the same manner as the payment under § 7.

7.

Distribution of Payment Represented by RSUs. Provided that Key Employee has satisfied the service vesting condition, CPI will pay the value of the RSUs credited to Key Employee’s Account in a single payment in cash to Key Employee (or if Key Employee dies after the RSUs vest and before payment is made, to his Beneficiary) as soon as practical (and no later than 90 days) after the date the service vesting condition is met. Notwithstanding the preceding sentence, if Key Employee terminates employment due to death, payment of the value of the RSUs credited to Key Employee’s Account at the time of his death shall be paid no later than 2  1/2 months after the calendar year in which Key Employee dies. Any fractional RSUs shall be rounded down. The value of each RSU for purposes of determining the cash payment is equal to the Fair Market Value of one share of Stock on December 31, 2016. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of a share of Stock on each trading day during the 30 day period ending on the applicable valuation date. Any portion of the RSUs that is not payable because the performance goals are not met shall automatically be forfeited as of December 31, 2016 or, if earlier, the date Key Employee’s employment terminates.

8.

Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Key Employee’s RSUs. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

9.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

10.

Nontransferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs or the RSUs themselves. All payments pursuant to this Certificate shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

11.

Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

12.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of any opportunity or any payment arising under this Certificate.

13.	Amendment and Termination. The Plan and this Certificate may be modified and/or terminated as set forth in the Plan.

14.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

15.

Coordination with Plan. During the Performance Period, the RSUs subject to this Certificate shall be treated the same as (a) outstanding Restricted Stock Units solely for purposes of the adjustment provisions in § 7 of the Plan and (b) outstanding Awards solely for purposes of the change in control provisions in § 8 of the Plan and the amendment provisions in § 9 of the Plan.

16.

Change in Control. For purposes of § 8 of the Plan, the target for the performance goals (as used in such section) shall mean the performance goal that results in 100% of the target number of RSUs being payable under § 7.

17.

Short-Term Deferral. Any payments under this Certificate are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Certificate shall be interpreted to effect such intent.

18.

Clawback. CPI has the right to take any action which the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Cousins Properties Incorporated

By:
Name:

EXHIBIT A

If TSR is below the 35th percentile when compared to the total shareholder return for the Measurement Period (as reasonably determined by the Committee or its delegate) of each of the Companies, no RSUs are credited under § 4.

If TSR is at the 35th percentile when compared to the total shareholder return for the Measurement Period (as reasonably determined by the Committee or its delegate) of each of the Companies, the actual number of RSUs credited under § 4 will equal 50% of the target number of such RSUs.

If TSR is at the 50th percentile when compared to the total shareholder return for the Measurement Period (as reasonably determined by the Committee or its delegate) of each of the Companies, the actual number of RSUs credited under § 4 will equal 100% of the target number of such RSUs.

If TSR is at or above the 75th percentile when compared to the total shareholder return for the Measurement Period (as reasonably determined by the Committee or its delegate) of each of the Companies, the actual number of RSUs credited under § 4 will equal 150% of the target number of such RSUs.

If TSR falls between the 35th and 50th percentiles or between the 50th and 75th percentiles when compared to the total shareholder return for the Measurement Period of each of the Companies, but not at the 35th, 50th, or 75th percentile levels, the actual number of RSUs credited under § 4 will be mathematically interpolated by the Committee, but in no event will the number exceed 150% of the target number of such RSUs.

In determining total shareholder return of each of the Companies, the Committee (or its delegate) will use the same methodology used to compute TSR to the extent practical.

Notwithstanding the foregoing, (i) if the TSR is negative for any Measurement Period, then regardless of CPI’s TSR performance relative to other Companies, no RSUs will be credited under § 4 for such Measurement Period, and (ii) the Committee may at any time in its sole discretion remove or lower the performance goals described in this Exhibit A.

For purposes of this Exhibit A, the following definitions shall apply:

(a) “Companies” shall mean all companies represented in the SNL US REIT Office Index on January 1, 2012 (as set forth on Schedule 1 hereto) which remain publicly traded on an established exchange for the entire Measurement Period.

(b) “Measurement Period” shall mean the First Interim Performance Period, Second Interim Performance Period, or Performance Period, as applicable.

(c) “TSR” shall mean total shareholder return on a share of Stock for the Measurement Period (generally appreciation in the Fair Market Value of a share of Stock plus dividends treated as reinvested in Stock), as reasonably determined by the Committee or its delegate.

SCHEDULE 1

SNL US REIT Office Index

Component Companies as of January 1, 2012

Company	Trading Symbol
Alexandria Real Estate	ARE-US
BioMed Realty Trust Inc.	BMR-US
Boston Properties Inc.	BXP-US
Brandywine Realty Trust	BDN-US
CommonWealth REIT	CWH-US
Corporate Office Properties Tr	OFC-US
Douglas Emmett Inc.	DEI-US
Duke Realty Corp.	DRE-US
First Potomac Realty Trust	FPO-US
Franklin Street Properties	FSP-US
Government Properties Incm Tr	GOV-US
Highwoods Properties Inc.	HIW-US
Hudson Pacific Properties Inc.	HPP-US
Kilroy Realty Corp.	KRC-US
Mack-Cali Realty Corp.	CLI-US
Mission West Properties Inc.	MSW-US
MPG Office Trust Inc.	MPG-US
Pacific Office Properties Inc.	PCE-US
Parkway Properties Inc.	PKY-US
Piedmont Office Realty Trust	PDM-US
SL Green Realty Corp.	SLG-US
Washington REIT	WRE-US